Exhibit 99.1

NEWS RELEASE	Gerber Scientific, Inc. 83 Gerber Road West South Windsor, CT 06074 USA 860-644-1551 phone 860-643-7039 fax www.gerberscientific.com
For Immediate Release
Gerber Scientific, Inc. Signs Definitive Agreement to Sell Gerber
Coburn Ophthalmic Lens Processing Unit
SOUTH WINDSOR, CT — December 2, 2010 — Gerber Scientific, Inc. (“the Company”) (NYSE: GRB) today announced that it had entered into an agreement to sell its ophthalmic lens processing business, Gerber Coburn, to Coburn Technologies, Inc. for $21.0 million. The Company expects to use the net proceeds of approximately $19 million, after fees and expenses, to reduce its outstanding debt and for general corporate purposes.
“As we’ve stated, a key element of our strategy is to review our portfolio of businesses against a set of strict strategic criteria. After an extensive review, we concluded that we were not in a position to maximize the potential of the ophthalmic lens processing business. This sale will allow us to further reduce our debt and better positions us to invest in our core Apparel and Industrial segment where we are a market leader, with solid margins and strong positions in high growth market segments. As we have discussed previously, this segment is one where we will actively pursue growth, both organically and through acquisitions,” said Gerber Scientific Chief Executive Officer Marc Giles.
Edward Jepsen, a former Gerber Scientific board member, along with Alex Incera, President of Gerber Coburn, and Wayne Labrecque, Vice President of Sales, will control Coburn Technologies, Inc. Mr. Incera stated, “We are excited about the acquisition and the opportunity to build upon Gerber Coburn’s successful record of innovation in lens processing technology and reputation for unmatched customer service. We have a great management team and organization and we intend to capitalize on the many opportunities for growth within the industry through new product development, strategic partnerships and complementary acquisitions, as well as growing in the expanding international markets.”
Giles concluded, “We are proud of the many accomplishments of the Gerber Coburn team and will miss working with this very talented group of individuals; nevertheless, we believe that this transaction is in the best long term interest of both companies and we wish them great success.”
The Company also announced that based on the results of the sales process and interim goodwill impairment tests, it anticipates recording a non-cash goodwill impairment charge of approximately $16.9 million in its fiscal 2011 second quarter ended October 31, 2010. The Company anticipates that the transaction, which is not subject to regulatory review, but is subject to certain customary closing conditions, will close on December 31, 2010. Upon completion of the sale, the ophthalmic lens processing business will be presented as a discontinued operation. RA Capital Advisors acted as financial advisor to the Company in the transaction.
Additional information about this transaction will be contained in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission.
About Gerber Scientific, Inc.
Gerber Scientific, Inc. (http://www.gerberscientific.com) is a leading international supplier of sophisticated automated manufacturing systems for the sign making, specialty graphics, packaging, apparel and industrial industries. Headquartered in South Windsor, Connecticut, the Company operates through three primary businesses: Gerber Scientific Products, Spandex, and Gerber Technology.

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Forward-looking Statements
Any statements in this news release not relating to historical matters, including closing of the sale of Gerber Coburn and the effects of the sale on the Company’s future operating results and financial condition, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements contained in this news release involve risks and uncertainties regarding the Company’s expected financial condition, results of operations and cash flows. For information identifying other important economic, political, regulatory, legal, technological, competitive and other uncertainties, readers are referred to the Company’s filings with the Securities and Exchange Commission, including but not limited to, the information included in Gerber Scientific’s Annual Report on Form 10-K for the fiscal year ended April 30, 2010, which outlines certain important risks regarding the Company’s forward-looking statements, as well as information included in subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These risks include, but are not limited to, satisfaction of the conditions to the closing of the sale of Gerber Coburn, delays in the Company’s new product development and commercialization, intense competition in markets for each of the Company’s operating segments, rapid technological advances, availability and cost of raw materials, adverse economic and credit market conditions, volatility in foreign currency exchange rates and fluctuations in interest rates. Actual future results or events may differ materially from these forward-looking statements. The forward-looking statements contained in this release are made as of the date of this release and the Company expressly disclaims any obligation to update any of these forward-looking statements, except as required by law.
Contacts:
For Gerber Scientific:
Michael R. Elia, Exec. VP & CFO
Tele: 860.644.1551

Melodye Demastus, Investor Relations
Tele: 614.771.8810
mdemastus@columbus.rr.com

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